Exhibit 99.1

INVESTOR RELATIONS: Quicksilver Resources Inc. Diane Weaver (817) 665-4834	MEDIA RELATIONS: Ward Creative Communications, Inc. Deborah Ward Buks or Shelley Eastland (713) 869-0707

FOR RELEASE AFTER MARKET CLOSE

June 9, 2005

Quicksilver Resources Inc. Announces the REtirement of Bill M. Lamkin,

Executive Vice President and Chief Financial Officer

FORT WORTH (June 9, 2005) -- Quicksilver Resources Inc. (NYSE: KWK) announced today that executive vice president and Chief Financial Officer (CFO), Bill M. Lamkin, will retire prior to the end of 2005. Lamkin has agreed to defer his retirement date to provide a smooth transition. Ray Partners, Inc. will conduct the search to find a new CFO. Mr. Lamkin has been executive vice president and CFO of Quicksilver Resources since the company went public in 1999 and has been an integral part of the company's growth and success during that period. Mr. Lamkin has decided to retire to devote more time to his personal life.

"Quicksilver has been fortunate to have had Bill Lamkin as part of our executive team during the past six years," said Glenn Darden, President and CEO. "His extensive finance and accounting background coupled with in-depth knowledge of the E&P energy sector has been critical in providing the financial leadership to support the significant growth in our assets and profitability during the past several years. We thank Bill for all of his contributions to Quicksilver and wish him the very best in his retirement."

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil production company engaged in the development and acquisition of long-lived natural gas and crude oil properties. The company, widely recognized as a leader in the development and production of unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas, is listed on the New York Stock Exchange (KWK). It has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana. Quicksilver also has a Canadian subsidiary, MGV Energy Inc., located in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.

The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver's management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver's financial condition, results of operations and cash flows include: changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as other factors disclosed in Quicksilver's filings with the Securities and Exchange Commission.